EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                 (In thousands, except share and per share data)

                                      Three Months Ended July 31,    Six Months Ended July 31,
                                          1996           1997           1996           1997
                                          ----           ----           ----           ----

Net income for primary income
  per common share                     $     565      $      44      $     821      $    (702)
                                       ---------      ---------      ---------      ---------

Weighted average number of
  common shares outstanding
  during the year                      2,798,490      2,824,180      2,462,818      2,819,562

Add common  equivalent  shares
  (determined  using the treasury
  stock method) representing
  shares issuable upon exercise
  of incentive stock options
  and warrants                           122,084          7,485        108,474        357,691
                                       ---------      ---------      ---------      ---------

Weighted average number of
  shares used in calculation of
  primary earnings per share           2,920,574      2,831,665      2,571,292      3,177,253
                                       =========      =========      =========      =========

Primary earnings per share                   .19            .02            .31           (.20)
                                       =========      =========      =========      =========